Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports”, “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated December 27, 2019 with respect to the financial statements of AB Unconstrained Bond Fund, Inc. for the fiscal year ended October 31, 2019, which is incorporated by reference in this Post-Effective Amendment No. 48 to the Registration Statement (Form N-1A No. 33-63797) of AB Unconstrained Bond Fund, Inc.

/s/ Ernst & Young LLP

New York, New York

January 28, 2020